Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-204830, 333-230478 and 333-230550 on Form S-3 and Registration Statements No. 333-196824 and 333-212421 on Form S-8 of PLx Pharma Inc. (formerly Dipexium Pharmaceuticals, Inc.) of our report dated March 13, 2020 relating to the consolidated financial statements of PLx Pharma Inc. as of December 31, 2019 and 2018 and for the years then ended, which report is included in this Annual Report on Form 10-K of PLx Pharma Inc. for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

March 13, 2020